Unaudited Condensed Pro forma Combined Financial
Statements of Profavor. and Explorer Anywhere, Inc
as of and for the Year Ended December 31, 2010

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet and statements of operations are presented to give effect to the purchase of all of the assets, including the intellectual property portfolio, and the assumption of liabilities, (the “Transaction”) of Explorer Anywhere, Inc. (“Explorer”) by Porfavor Corporation. (“Porfavor”). The pro forma information was prepared based on the historical financial statements and related notes of Porfavor and Explorer after giving effect to the Transaction using the acquisition method of accounting. In addition, certain historical Explorer balances have been reclassified to conform to Porfavor’s presentation.

The unaudited pro forma combined balance sheet as of December 31, 2010 is presented as if the Transaction had occurred on December 31, 2010. The unaudited pro forma combined statement of operations combine the results of operations of Porfavor and Explorer for the year ended December 31, 2010 and are presented as if the Transaction had occurred on January 1, 2010.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon an estimated valuation of certain assets and liabilities acquired as if the Transaction had occurred on December 31, 2010. The estimates and assumptions are subject to change upon the finalization of the valuation of the Transaction as of the actual acquisition date of February 4, 2011.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not intended to represent or be indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been achieved had Porfavor and Explorer been a combined company during the respective periods presented. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and/or cost savings that Porfavor may achieve with respect to the combined companies. The unaudited pro forma financial statements also do not include the effects of restructuring activities and post merger synergy.

These unaudited pro forma condensed combined financial statements should be read in conjunction with Porfavor’s historical consolidated financial statements and related notes included in its Form 10-K for the year ended December 31, 2010, filed on March 31, 2011, as well as Explorer’s historical financial statements and related notes for the year ended December 31, 2010 and 2009, which are included as Exhibits 99.1 and 99.2, respectively, to this Form 8-K/A.

Pro forma Condensed Combined Balance Sheet as of December 31, 2010
	Historical
	Explore Anywhere Holding (audited)	Explorer Anywhere (audited)	Pro Forma Adjustments		Combined Companies

	December 31,
	2010	2010
ASSETS

Current assets
Cash and cash equivalents	$-	$12,643			12,643

Total current assets	-	12,643			12,643

Acquisition related intangible assets			20,000	(2)	20,000
Goodwill			1,283,414	(4)	1,283,414
Property and equipment, net	-	22,183			22,183

Total assets	$-	$34,826	1,303,414		1,338,240

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current liabilities
Accounts payable and accrued expenses	$2,022	$58,825			$60,847
Accrued Interest	-	16,065			16,065
Loan from shareholders	12,100				12,100
Note Payable	-	100,231	-		100,231
Total liabilities (all current)	14,122	175,121	-		189,243

Stockholders' (Deficit) Equity
Common Stock: $.001 par value, 300,000,000 shares authorized, 31,923,750 shares issued and outstanding as of December 31, 2010 and 2009	262,500	2,614	2,614	(1)
			(2,614) (3)		265,114
Additional paid-in capital	545,708	345,886	1,160,505	(1)
			(345,886)	(3)	1,706,213
Accumulated deficit	(822,330)	(488,795)	488,795	(3)	(822,330)

Total stockholders' (deficit) equity	(14,122)	(140,295)	1,303,414		1,148,997

Total liabilities and stockholders' (deficit) equity	$-	$34,826	1,303,414		$1,338,240

Pro forma Condensed Combined Statement of Operations as of December 31, 2010
	Historical
	Explore Anywhere Holding Corp (audited)	Explorer Anywhere (audited)	Pro Forma Adjustments		Combined Companies
	December 31, 2010	December 31, 2010
Net revenues	-	11,683			11,683
Cost of revenues	-	-	(556)	(5)	(556)
Gross profit	-	11,683	(556)		11,127

Operating expenses:					-
SG&A	15,616	88,441			104,057
Total operating expenses	15,616	88,441	-		104,057

Income (loss) from operations	(15,616)	(76,758)	(556)		(92,930)

Interest expense	-	(6,104)			(6,104)
Other income (expense), net	-	73,291			73,291
					-
Income (loss) before provision for income taxes	(15,616)	(9,571)	(556)		(25,743)
Provision for income taxes	-	-			-
Net income (loss)	(15,616)	(9,571)	(556)		$(25,743)

Net income (loss) per shares - Basis	(0.00)				(0.00)
Net income (loss) per shares - Diluted	(0.00)				(0.00)

Shares used in computing NI (loss) - Basic	262,500,000	-			262,507,000
Shares used in computing NI (loss) - Diluted	262,500,000				262,507,000

Pro forma Adjustments

The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the acquisition was completed on December 31, 2010 for balance sheet purposes and on January 1, 2010 for statement of operations and reflect the following pro forma adjustments:

(1) To record the purchase price of $1,163,119 of stock issuance.
(2) To record the value of intangible assets recorded as a result of the acquisition. Intangibles are comprised of Existing Technology of $20,000 with an estimated useful life of three years.
(3) To eliminate the historical equity of Explorer Anywhere, Inc. prior to the acquisition.
(4) To record the value of goodwill resulting from the acquisition.
(5) To eliminate the acquisition related intangible assets.